Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is voluntarily entered into on September 17, 2010, by and between Gerard Herlihy (“Mr. Herlihy”) and Ener1, Inc. (collectively with its subsidiaries and affiliates, “Ener1”).

WHEREAS, Mr. Herlihy has been serving in the capacity as Ener1’s Chief Financial Officer, as well as an officer of certain of Ener1’s subsidiaries;

WHEREAS, Mr. Herlihy has informed Ener1 that he intends to resign as Chief Financial Officer and as an officer from the other Ener1 subsidiaries to pursue other opportunities and interests; and

WHEREAS, in connection with Mr. Herlihy’s resignation, the parties desire to enter into this Agreement and specify the terms of Mr. Herlihy’s resignation.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Separation from Employment.  Mr. Herlihy acknowledges and agrees that he intends to and will resign from his role as Chief Financial Officer of the Company, and from his other officer positions with respect to certain Ener1 subisdiaries, effective as of the date that both parties sign this Agreement.  After Mr. Herlihy’s resignation, Mr. Herlihy has agreed to and will stay employed at the Company until December 31, 2010 (the “Termination Date”) at Mr. Herlihy’s current base salary of $250,000, and retain any other benefits from and through the Company that Mr. Herlihy received prior to his resignation.

2.           Consideration for Agreement.  In exchange for the execution and delivery of this Agreement by Mr. Herlihy, his releases as provided herein, and his compliance with the terms hereof, Ener1 will provide Mr. Herlihy with the following consideration after the Effective Date (as defined in Paragraph 4), which Mr. Herlihy expressly agrees he is not otherwise entitled to receive:

(a)
On November 15, 2010, Ener1 will pay Mr. Herlihy a cash payment in the amount $125,000 (“Cash Payment”).  The Cash Payment will be conditioned upon Mr. Herlihy entering into a separate Release Agreement on the Termination Date in the form attached hereto as Exhibit A;

(b)
Subject to approval by the Compensation Committee of the Board of Directors, which approval shall be obtained prior to execution of this Agreement, and consistent with the terms of Ener1’s Amended and Restated 2007 Incentive Stock Plan, the exercise period on all of Mr. Herlihy’s vested stock options as of the Termination Date shall be extended to and including December 31, 2012;

(c)	On December 30, 2010, Mr. Herlihy shall be paid four (4) weeks of accrued vacation at Mr. Herlihy’s current salary;

(d)	Mr. Herlihy shall be entitled to take all accrued and allotted vacation for calendar year 2010 at his reasonable discretion from the date of this Agreement until the Termination Date;

(e)
Ener1, on behalf of itself, its agents and attorneys, and its successors and assigns, hereby releases and forever discharges Mr. Herlihy from any and all causes of action, claims or demands, in law or in equity, which Ener1 ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of this Agreement.  The claims released include, but are not limited to, all claims which were or could have been asserted by Ener1 against Mr. Herlihy, including, without limitation, any claims relating to Mr. Herlihy’s employment with Ener1.  To the extent any statutes or laws exist which exclude from the scope of this general release any claims not presently known to Ener1 (e.g., Section 1542 of the California Civil Code), Ener1 hereby waives and relinquishes all rights and benefits Ener1 may have under any such statutes or laws to the extent that Ener1 may lawfully do so, and acknowledges and agrees that this waiver is an essential part of this Agreement.  Ener1 further acknowledges that this Agreement has been negotiated and agreed to in light of such possible rights and benefits, and that Ener1 took that into account in agreeing to execute this Agreement; and

(f)
Except as required by law or lawful process, Ener1 agrees to take no action or make any public comment, whether personally or through electronic means, that would in any way be critical, derogatory or disparaging of Mr. Herlihy.

3.           Release and Waiver of Claims.  Mr. Herlihy, on behalf of himself, his agents and attorneys, and the respective heirs, executors, administrators, successors and assigns of each of the foregoing, hereby releases and forever discharges, Ener1, and its current and former parents, subsidiaries, divisions, affiliates, successors, assigns, and benefit plans and any and all of their current or former representatives, agents, attorneys, shareholders, officers, directors, employees, plan administrators, and benefit claim and appeal committees, both individually and in their official capacities (the foregoing persons and entities, both individually and collectively, being referred to hereafter as the “Releasees”) from any and all causes of action, claims or demands, in law or in equity, which Mr. Herlihy ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of this Agreement.  The claims released include, but are not limited to:

a.           all claims which were or could have been asserted by Mr. Herlihy against any of the Releasees;

b.           all claims relating to Mr. Herlihy’s employment with Ener1 or the termination of that employment, including but not limited to, any claims arising under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act of 1988, and the Indiana Civil Rights Law (all as amended from time to time);

c.           all claims arising under the United States Constitution or any state constitution;

d.           all claims arising under any Executive Order or derived from or based upon any federal regulations;

e.           all common law claims, including but not limited to, claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

f.           all claims for any compensation including back wages, front pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, stock options, or any other form of economic loss; provided, however, that this release does not apply to any vested employee benefits which Mr. Herlihy may have, if any, which benefits shall be governed by the terms and conditions of the applicable plan documents;

g.           all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

h.           all claims for costs, attorneys' fees and interest on behalf of Mr. Herlihy and all of the attorneys who have represented Mr. Herlihy.

To the extent any statutes or laws exist which exclude from the scope of the foregoing general release any claims not presently known to Mr. Herlihy (e.g., Section 1542 of the California Civil Code), Mr. Herlihy hereby waives and relinquishes all rights and benefits Mr. Herlihy may have under any such statutes or laws to the extent that Mr. Herlihy may lawfully do so, and acknowledges and agrees that this waiver is an essential part of this Agreement.  Mr. Herlihy further acknowledges that this Agreement has been negotiated and agreed to in light of such possible rights and benefits, and that Mr. Herlihy took that into account in agreeing to execute this Agreement.

4.           Exclusions from Release.  The claims released under this Agreement do not include any rights or claims that may arise after the eighth (8th) day after Mr. Herlihy signs this Agreement (the “Effective Date”), provided that he does not revoke this Agreement prior to such eighth day as permitted in Paragraph 10 below.  This Agreement is not intended to (i) prevent Mr. Herlihy from filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC; (ii) prevent Mr. Herlihy from participating in any investigation or proceeding conducted by the EEOC; or (iii) establish a condition precedent or other barrier to exercising the aforesaid rights.  While Mr. Herlihy has a right to participate in any such investigation, Mr. Herlihy understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of a claim on his behalf.  Mr. Herlihy acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without either (i) repaying to Ener1 the amounts paid to Mr. Herlihy hereunder or (ii) paying to Ener1 any other monetary amounts (such as attorneys' fees and damages).

5.           Absence of Claims and other Matters. Mr. Herlihy represents and agrees that Mr. Herlihy has no pending lawsuits against any of the Releasees and that Mr. Herlihy has no pending charges or complaints against any of the Releasees with any municipal, state or federal agency charged with the enforcement of any law.  Each of the foregoing representations is an express condition precedent to Ener1’s obligations hereunder.  Mr. Herlihy further agrees that, to the extent any lawsuit, charge, grievance, complaint or other action may be brought by a third party regarding any of the claims released above, Mr. Herlihy expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief, including personal injunctive relief, in connection with any such action.

6.           Additional Promises.                                           In addition to the promises contained above, Mr. Herlihy further agrees as follows in exchange for the consideration described above:

a.           Except as required by law or lawful process, Mr. Herlihy agrees to take no action or make any public comment, whether personally or through electronic means, that would in any way be critical, derogatory or disparaging of Ener1 and the Releasees, including, without limitation, with respect to their management, employees, or business interests;

b.           Mr. Herlihy hereby represents that on the Termination Date he will return to Ener1 all Ener1 property, including non-public proprietary, confidential and trade secret information and his Ener1 mobile phone and computer;

c.           Mr. Herlihy agrees to refrain from disclosing to anyone outside the employment of Ener1 any non-public proprietary, confidential or trade secret information;

d.           Mr. Herlihy acknowledges that, except as expressly provided herein, no past or future compensation or consideration in any form is owed to Mr. Herlihy as a result of his employment with Ener1 and any of the other Releasees and agrees not to assert or claim that any such compensation or consideration is owed to him; and

e.           Mr. Herlihy further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including, without limitation, the additional release agreement as provided for in provision 2 (a) above and attached hereto as Exhibit A.

7.           Violation of Agreement.  Mr. Herlihy understands that this Agreement offers compensation and benefits in return for Mr. Herlihy signing and complying with the terms of this Agreement.  Mr. Herlihy understands and agrees that if he violates this Agreement, Ener1 may discontinue any future obligations under Paragraph 2 of this Agreement and Mr. Herlihy will repay to Ener1 the amounts and value of benefits described in Paragraph 2 above, plus interest.

8.           Continuation After Death.  Mr. Herlihy understands that in the event of his death, Ener1’s obligations under this Agreement and Release will extend to Mr. Herlihy’s beneficiaries, heirs, executors, administrators, personal representatives and assigns.

9.           Supersedes Other Agreements.  Mr. Herlihy understands and agrees that this Agreement represents the entire agreement between the parties and supersedes any and all agreements (written or oral) which may exist between Mr. Herlihy and Ener1 (with the exception of any non-disclosure and confidentiality agreements and any inventions agreements signed by Mr. Herlihy) and supersedes any and all obligations Ener1 might otherwise owe to Mr. Herlihy, including further compensation in any form and employee benefits of any nature, other than the compensation described in Paragraphs 1 and 2 above and any vested employee benefits, if any, which shall be governed by the terms and conditions of the applicable plan documents.

10.           Period for Considering Agreement and Revocation Period.  Mr. Herlihy acknowledges that the compensation that Ener1 will provide pursuant to Paragraph 2 of this Agreement is provided by Ener1 in exchange for the execution and delivery of and compliance with the terms of this Agreement by Mr. Herlihy.  Mr. Herlihy understands and acknowledges that he has been given twenty-one (21) days to consider this Agreement, beginning on the day after this Agreement is delivered to Mr. Herlihy.  Mr. Herlihy understands and acknowledges that if he does not accept the terms of this Agreement on or before the last day of such twenty-one (21) day review period, the offer to enter into this Agreement by Ener1 will expire and Ener1 may choose not to extend the date of such expiration.  Mr. Herlihy understands and acknowledges that if Mr. Herlihy signs this Agreement and delivers it to Ener1 as provided in this Paragraph prior to the end of such twenty-one (21) day period, Mr. Herlihy waives Mr. Herlihy’s right to the balance of such period of consideration.  Mr. Herlihy further understands and acknowledges that if Mr. Herlihy signs this Agreement and delivers it to Ener1 as provided in this Paragraph, Mr. Herlihy has seven (7) days following such delivery to revoke it. This Agreement is not effective or enforceable until the seven-day revocation period has expired.  Mr. Herlihy acknowledges and understands that, to accept this Agreement, a signed written copy of the Agreement must be received by Nicholas Brunero, Vice President and General Counsel, 1540 Broadway, Suite 25C, New York, NY 10036 no later than midnight (eastern time) on the 21st day after this Agreement is provided to Mr. Herlihy.  Mr. Herlihy further acknowledges that, to be effective, any revocation of this Agreement must be received by the person indicated above not later than midnight (eastern time) on the seventh day after this Agreement is signed by Mr. Herlihy.  For purposes of this Paragraph, a copy of this Agreement will be considered received by the person indicated above at such time as it is received at such person's office or sent by electronic mail.

11.           Governing Law, Venue and Attorneys’ Fees.  This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed within such state, and the parties agree that the exclusive jurisdiction and venue of any litigation with respect of this Agreement shall rest in the federal and state courts in the City of New York, Borough of Manhattan, and that no party shall claim that such venue is inconvenient or improper.

12.           Advice to Consult with an Attorney.  Mr. Herlihy acknowledges that he has been advised by Ener1 to consult counsel of Mr. Herlihy’s choice before signing this Agreement and represents that he has done so.  Mr. Herlihy acknowledges that Ener1 is not making or providing any tax advice with respect to any matters set forth herein, and that he shall obtain his own independent tax advice with respect to this Agreement and otherwise.

13.           Severability.                                 The provisions of this Agreement are severable, which means that if any provision of this Agreement is found to be invalid, the invalidity shall not affect other provisions of this Agreement, which will be given effect without the invalid provision(s).

14.           Non-Admission.  This Agreement shall not be construed as an admission by Ener1 that it has acted wrongfully with respect to Mr. Herlihy or that Mr. Herlihy has any rights whatsoever against Ener1.

15.           No Strict Construction.  Mr. Herlihy and Ener1 acknowledge and agree that they participated jointly in the negotiation and drafting of this Agreement, and that the terms of this Agreement should not be construed against either party as the drafter hereof.

16.           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  An executed counterpart of this Agreement may be delivered by verifiable facsimile transmission or by email in a suitable electronic format.

17.           Revisions to Agreement.  This Agreement may not be changed or altered, and no provision hereof may be waived, except by a writing signed by an authorized representative of Ener1 and Mr. Herlihy.

NOTICE: MR. HERLIHY’S SIGNATURE INDICATES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT AND RELEASE, THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND RELEASE AND THAT HE WAS ADVISED TO CONSULT AN ATTORNEY ABOUT THIS AGREEMENT AND RELEASE, THAT THIS AGREEMENT AND RELEASE PROVIDES BENEFITS TO WHICH HE IS NOT OTHERWISE ENTITLED, AND THAT HE IS SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS, OR UNDUE INFLUENCE.

MR. HERLIHY FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND RELEASE, HE MAY REVOKE IT BY FOLLOWING THE INSTRUCTIONS IN PARAGRAPH 10 HEREOF AND THE AGREEMENT AND RELEASE WILL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS AFTER HE SIGNS IT.

[signatures on following page]

Gerard Herlihy	Ener1, Inc.

By:
Name:
Date:		Title:

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”) is voluntarily entered into on December 31, 2010, by Gerard Herlihy (“Mr. Herlihy”).

WHEREAS, Mr. Herlihy entered into a Separate and Release Agreement with Ener1, Inc. (“Ener1”) dated September 17, 2010 (the “Separation Agreement”);

WHEREAS, Mr. Herlihy and Ener1 intend for the Separation Agreement to remain in full force and effect and that the terms of this Release supplement the Separation Agreement; and

WHEREAS, pursuant to the Separation Agreement Mr. Herlihy received a Cash Payment (as defined in the Agreement), and Mr. Herlihy agreed to enter into this separate Release in consideration thereof.

NOW, THEREFORE, in consideration of the promises set forth herein and in the Separation Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Herlihy hereto agree as follows:

1.           Release and Waiver of Claims.  Mr. Herlihy, on behalf of himself, his agents and attorneys, and the respective heirs, executors, administrators, successors and assigns of each of the foregoing, hereby releases and forever discharges, Ener1, and its current and former parents, subsidiaries, divisions, affiliates, successors, assigns, and benefit plans and any and all of their current or former representatives, agents, attorneys, shareholders, officers, directors, employees, plan administrators, and benefit claim and appeal committees, both individually and in their official capacities (the foregoing persons and entities, both individually and collectively, being referred to hereafter as the “Releasees”) from any and all causes of action, claims or demands, in law or in equity, which Mr. Herlihy ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of this Release.  The claims released include, but are not limited to:

a.           all claims which were or could have been asserted by Mr. Herlihy against any of the Releasees;

b.           all claims relating to Mr. Herlihy’s employment with Ener1 or the termination of that employment, including but not limited to, any claims arising under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act of 1988, and the Indiana Civil Rights Law (all as amended from time to time);

c.           all claims arising under the United States Constitution or any state constitution;

d.           all claims arising under any Executive Order or derived from or based upon any federal regulations;

e.           all common law claims, including but not limited to, claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

f.           all claims for any compensation including back wages, front pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, stock options, or any other form of economic loss; provided, however, that this release does not apply to any vested employee benefits which Mr. Herlihy may have, if any, which benefits shall be governed by the terms and conditions of the applicable plan documents;

g.           all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

h.           all claims for costs, attorneys' fees and interest on behalf of Mr. Herlihy and all of the attorneys who have represented Mr. Herlihy.

To the extent any statutes or laws exist which exclude from the scope of the foregoing general release any claims not presently known to Mr. Herlihy (e.g., Section 1542 of the California Civil Code), Mr. Herlihy hereby waives and relinquishes all rights and benefits Mr. Herlihy may have under any such statutes or laws to the extent that Mr. Herlihy may lawfully do so, and acknowledges and agrees that this waiver is an essential part of this Release.  Mr. Herlihy further acknowledges that this Release has been negotiated and agreed to in light of such possible rights and benefits, and that Mr. Herlihy took that into account in agreeing to execute this Release.

2.           Exclusions from Release.  The claims released under this Release do not include any rights or claims that may arise after the eighth (8th) day after Mr. Herlihy signs this Release (the “Effective Date”), provided that he does not revoke this Release prior to such eighth day as permitted in Paragraph 10 below.  This Release is not intended to (i) prevent Mr. Herlihy from filing a charge or complaint, including a challenge to the validity of this Release, with the EEOC; (ii) prevent Mr. Herlihy from participating in any investigation or proceeding conducted by the EEOC; or (iii) establish a condition precedent or other barrier to exercising the aforesaid rights.  While Mr. Herlihy has a right to participate in any such investigation, Mr. Herlihy understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of a claim on his behalf.  Mr. Herlihy acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without either (i) repaying to Ener1 any amounts paid to Mr. Herlihy or (ii) paying to Ener1 any other monetary amounts (such as attorneys' fees and damages).

3.           Absence of Claims and other Matters. Mr. Herlihy represents and agrees that Mr. Herlihy has no pending lawsuits against any of the Releasees and that Mr. Herlihy has no pending charges or complaints against any of the Releasees with any municipal, state or federal agency charged with the enforcement of any law.  Mr. Herlihy further agrees that, to the extent any lawsuit, charge, grievance, complaint or other action may be brought by a third party regarding any of the claims released above, Mr. Herlihy expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief, including personal injunctive relief, in connection with any such action.

4.           Period for Considering Release and Revocation Period.  Mr. Herlihy acknowledges that the compensation that Ener1 provided to him pursuant to the Separation Agreement was provided by Ener1 in exchange for the execution and delivery of this Release.  Mr. Herlihy understands and acknowledges that he has been given twenty-one (21) days to consider this Release.  Mr. Herlihy understands and acknowledges that if Mr. Herlihy signs this Release and delivers it to Ener1 as provided in this Paragraph, Mr. Herlihy has seven (7) days following such delivery to revoke it. This Release is not effective or enforceable until the seven-day revocation period has expired.  Mr. Herlihy acknowledges and understands that, to accept this Release, a signed written copy of the Agreement must be received by Nicholas Brunero, Vice President and General Counsel, 1540 Broadway, Suite 25C, New York, NY 10036 no later than midnight (eastern time) on the 21st day after this Release is provided to Mr. Herlihy.  Mr. Herlihy further acknowledges that, to be effective, any revocation of this Release must be received by the person indicated above not later than midnight (eastern time) on the seventh day after this Release is signed by Mr. Herlihy.  For purposes of this Paragraph, a copy of this Release will be considered received by the person indicated above at such time as it is received at such person's office or sent by electronic mail.

5.           Governing Law, Venue and Attorneys’ Fees.  This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed within such state, and the parties agree that the exclusive jurisdiction and venue of any litigation with respect of this Agreement shall rest in the federal and state courts in the City of New York, Borough of Manhattan, and that no party shall claim that such venue is inconvenient or improper.

6.           Advice to Consult with an Attorney.  Mr. Herlihy acknowledges that he has been advised by Ener1 to consult counsel of Mr. Herlihy’s choice before signing this Agreement and represents that he has done so.  Mr. Herlihy acknowledges that Ener1 is not making or providing any tax advice with respect to any matters set forth herein, and that he shall obtain his own independent tax advice with respect to this Release and otherwise.

7.           Non-Admission.  This Release shall not be construed as an admission by Ener1 that it has acted wrongfully with respect to Mr. Herlihy or that Mr. Herlihy has any rights whatsoever against Ener1.

NOTICE: MR. HERLIHY’S SIGNATURE INDICATES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THE TERMS OF THIS RELEASE, THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND THAT HE WAS ADVISED TO CONSULT AN ATTORNEY ABOUT THIS RELEASE, THAT THIS RELEASE AND THE SEPARATION AGREEMENT PROVIDES BENEFITS TO WHICH HE IS NOT OTHERWISE ENTITLED, AND THAT HE IS SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS, OR UNDUE INFLUENCE.

MR. HERLIHY FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING OF THIS RELEASE, HE MAY REVOKE IT AND THE RELEASE WILL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS AFTER HE SIGNS IT.

Gerard Herlihy

Date: